QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.27

CASH COMPENSATION FOR
NON-MANAGEMENT DIRECTORS OF THE REGISTRANT

        As of February 14, 2005, non-management Directors of Lehman Brothers Holdings Inc. (the "Registrant") receive an annual cash retainer of $55,000 and are reimbursed for reasonable travel and related expenses. The annual retainer is paid quarterly; however, the fourth quarter payment will be withheld from any Director who has been a Director for the full year for failure to attend 75% of the total number of meetings. The chairman of the Audit Committee receives an additional annual retainer of $25,000, and each non-management Director who serves as a chairman of any other Committee of the Board of Directors receives an additional annual retainer of $15,000 per Committee. Each non-management Director who serves as a Committee member (including as chairman) receives $2,500 per Committee meeting and $1,500 per unanimous written consent.

        As of February 14, 2005, Mr. Michael Ainslie also receives an annual cash retainer of $40,000 for serving as a Director of Lehman Brothers Bank, FSB, an annual retainer of $10,000 for serving as Chairman of its Audit Committee and $1,500 per committee meeting and $1,500 per unanimous written consent for serving as a member of its Audit and Compensation and Benefits Committees.

QuickLinks

  EXHIBIT 10.27
CASH COMPENSATION FOR NON-MANAGEMENT DIRECTORS OF THE REGISTRANT